Exhibit 99.4

Hydro Increases Stake to 35% in Ascent Solar

LITTLETON, Colo.—(BUSINESS WIRE)—Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of thin-film photovoltaic modules, announced today that Norsk Hydro ASA, through its subsidiary Norsk Hydro Produksjon AS, has exercised an option to purchase an additional 2,341,897 shares of Ascent Solar common stock and 1,689,905 Class B warrants. The option was granted to Hydro and approved by Ascent Solar’s shareholders in June 2007. Gross proceeds to the company from the follow on investment will be approximately $28.4 million, and reflect per share and per warrant purchase prices equal to the average of the closing bids of each security, as reported by Nasdaq, for the five consecutive trading days preceding exercise. Ascent Solar expects the transaction to close by March 31, 2008. Upon acquiring these additional securities, Hydro will hold approximately 35% of the total outstanding common shares and approximately 35% of the total outstanding Class B warrants of Ascent Solar.

“Hydro is excited by Ascent Solar and its thin, flexible solar modules. We believe that  Ascent Solar’s modules will help lay the foundation for the energy solutions of tomorrow, and we feel that Ascent Solar’s  products will be a very good fit with Hydro’s continuing commitment to develop energy efficient building systems, in which solar energy will play a central role,” says Jørgen C. Arentz Rosrup, Executive Vice President for Energy at Hydro.

Ascent Solar President and Chief Executive Officer Matthew Foster said “I thank the management team at Hydro for its continued support and this vote of confidence in Ascent Solar’s technologies and products. We intend to use these proceeds to support expansion of Ascent Solar’s production capacity.”

About Norsk Hydro ASA:

Headquartered in Oslo, Norway, Hydro is one of the world’s leading suppliers of aluminum, and is a major global supplier of aluminum-based building systems. The company employs approximately 22,000 people in more than 30 countries and has activities on all continents. Please visit Hydro’s website for additional information at www.hydro.com

About Ascent Solar Technologies, Inc.:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic materials and modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Ascent Solar Technologies, Inc.

Brian Blackman, 832-515-0928 (Investor Relations)

bblackman@ascentsolar.com

or

Brand Fortified Public Relations

Kelly Brandner, 303-289-4303 (Media)

kellybrandner@msn.com